Exhibit 4.2

This document is a non-binding convenience translation of the German-language original. In case of any discrepancy between the English and German versions, the German-language original shall prevail.

MASTER AGREEMENT

between

Bayer Aktiengesellschaft, Leverkusen

- hereinafter “BAG” -

and

LANXESS Aktiengesellschaft, Leverkusen

- hereinafter “LANXESS” -

TABLE OF CONTENTS

List of Appendices	4
Preamble	5
I. Formation of the LANXESS Subgroup	6
§ 1 Catch-All Provisions for the Foreign Transfers and the Service Transfers	6
§ 2 Ensuring the Continuation of the LANXESS Subgroup	8
§ 3 Costs and Taxes Relating to the Formation of the LANXESS Subgroup	9
§ 4 Separation of Assets and Obligations	11
§ 5 Apportionment of Liability	12
II. Liability for Environmental Contamination, Antitrust Violations and Product Liability	12
§ 6 Liability for Environmental Contamination	12
6.1 Liability for Environmental Contamination of LANXESS Properties	13
6.2 Liability for Environmental Contamination of BAG Properties	14
6.3 Liability for Environmental Contamination of Other Properties	16
6.4 Liability for Environmental Contamination by Reference to List of Properties	16
6.5 Liability for Environmental Contamination Arising from Purchase and Acquisition Agreements	16
6.6 Limitation of Liability for LANXESS	16
6.7 Requirements for the Duty to Indemnify; Procedures	18
6.8 Relationship of this Agreement to the Utilization Agreements	20
6.9 Limitation of Actions	20
6.10 Deductible Amount	20
§ 7 Product Liability	20

7.1 Liability for Products Which Were or Will Be Introduced to the Market before the Consummation Date by the Subgroups in Operation on the Economic Effective Date	20
7.2 Liability for Products Which Will Be Introduced to the Market From the Consummation Date by the Subgroups in Operation on the Economic Effective Date	21
7.3 Liability for Products of Sold Companies, etc.	21
7.4 Liability For Certain Products	21
7.5 Product Liability Claims of the Contract Parties against Each Other	22
7.6 Introduction to the Market	22
7.7 Procedures	22
§ 8 Liability for Antitrust Violations	23
8.1 Liability for General Antitrust Violations	23
8.2 Liability for Certain Antitrust Violations	24
§ 9 Insurance Benefits and Third Party Compensation	26
III. Duty to Cooperate and Rules of Conduct	27
§ 10 Subsidies	27
§ 11 Shared Usage of IT Resources	27
§ 12 Treatment of Confidential Information	28
§ 13 Duty to Cooperate	29
IV. Miscellaneous	31
§ 14 Assertion of Claims	31
§ 15 Costs and Taxes	31
§ 16 Geographical Scope of Applicability of this Agreement	32
§ 17 Final Provisions	32

List of Appendices

APPENDIX	DESCRIPTION
3.3.1	Model tax clause on transfer of company shares
3.3.2	Model tax clause on transfer of other assets
6.1.1	Plan of properties which LANXESS shall acquire
6.4	List of Properties
6.5	List of sold companies, businesses, factories and plants
7.3	List of sold companies, businesses, factories and plants
7.4.1	List of UVP numbers
7.4.2	List of business divisions of the former chemicals and polymers business areas
7.4.3	List of trade names

Preamble

BAG intends to divest itself of major portions of its chemical activities and approximately one-third of its polymer activities, as well as the service functions associated therewith (hereinafter, collectively, the “LANXESS Subgroup”). For these purposes, the domestic and foreign activities of the LANXESS Subgroup have been and will be combined into LANXESS Deutschland GmbH. Thereafter, the entire shareholding held by BAG in LANXESS Deutschland GmbH (and some other assets) shall be transferred to LANXESS by way of spin-off (Abspaltung zur Aufnahme) pursuant to the German Transformation Act (Umwandlungsgesetz) (hereinafter the “Spin-Off”). On the day of registration of the Spin-Off in the Commercial Register at BAG’s registered office (hereinafter the “Consummation Date”), the LANXESS Subgroup shall legally be separated from the Bayer Group. Those activities remaining with BAG shall hereinafter be referred to as the “Bayer Subgroup”.

The combining of activities of the LANXESS Subgroup into LANXESS Deutschland GmbH shall largely be carried out by means of the following measures. Those activities of Bayer Chemicals Aktiengesellschaft and Bayer MaterialScience Aktiengesellschaft which belong to the LANXESS Subgroup shall each be transferred to LANXESS Deutschland GmbH by way of spin-off (Abspaltung zur Aufnahme) pursuant to the German Transformation Act (Umwandlungsgesetz) (hereinafter, respectively, the “Chemicals Spin-Off” and the “MaterialScience Spin-Off”).

Those service functions located in Germany which are to be allocated to the LANXESS Subgroup shall be transferred from the service companies of the Bayer Group by way of singular succession to LANXESS Deutschland GmbH under purchase and acquisition agreements (hereinafter, the “Service Transfers”).

The foreign activities of the LANXESS Subgroup shall be transferred by way of purchase and acquisition agreements or other corporate legal measures from Bayer companies (hereinafter, in each case, a “Transferring BAG Company”) to LANXESS Deutschland GmbH or to foreign companies which will in the future form the LANXESS Group together with LANXESS (hereinafter, in each case, an “Acquiring LANXESS Company”; the transfers hereinafter the “Foreign Transfers” and together with the Chemicals Spin-Off, the MaterialScience Spin-Off and the Service Transfers, collectively, the “Measures for Formation of the LANXESS Subgroup”).

The Measures for Formation of the LANXESS Subgroup shall take place and have taken place without any representations or warranties as to the quality or state of the transferred activities being given or having been given. In particular, no agreements have been reached in the areas of environmental liability, product liability or liability for antitrust violations. The measures shall take place and have taken place for the most part with economic effect as of July 1, 2004, 0000 hours

(hereinafter, the “Economic Effective Date”). In the event that another effective date has been agreed in individual cases, the parties involved in each measure shall adopt the same positions as if the measures had taken place with economic effect as of the Economic Effective Date.

By the provisions below, BAG and LANXESS wish to ensure the formation of the LANXESS Subgroup. At the same time, the apportionment of liability between the future Bayer Group and the future LANXESS Group in the areas of environmental liability, liability for antitrust violations and product liability shall be finally settled between the parent companies of each group. Furthermore, general terms, certain rules of conduct and duties of cooperation for the period from and after the Consummation Date shall be stipulated.

Now, therefore, BAG and LANXESS (each a “Contract Party” and together the “Contract Parties”) hereby agree as follows:

I.
Formation of the LANXESS Subgroup

§ 1
Catch-All Provisions for the Foreign Transfers and the Service Transfers

1.1	In order to ensure the formation of the LANXESS Subgroup in foreign jurisdictions, BAG and LANXESS shall ensure that the following catch-all provisions are implemented by each company involved in those Foreign Transfers which have been or shall be effected by way of singular succession from economic assets. The same shall apply to those legal transactions, in preparation of the Foreign Transfers, which have been or shall be effected by way of singular succession from economic assets.

1.1.1	Should certain assets and liabilities or other rights and obligations, in particular those arising out of agreements, investments, memberships, procedural and administrative law relationships or administrative acts, which according to the relevant Foreign Transfer, are to be transferred to the Acquiring LANXESS Company, not have been transferred to the Acquiring LANXESS Company by virtue of the relevant Foreign Transfer, the Transferring BAG Company shall transfer those assets and liabilities and the other rights and obligations to the Acquiring LANXESS Company. The Acquiring LANXESS Company shall accept the transfer. As between themselves, the parties involved in the relevant transaction shall adopt the same positions as if the assets and liabilities and other rights and obligations set out in § 1.1.1 sentence 1 had been transferred as of the economic effective date agreed in each case.

1.1.2	Should certain assets and liabilities or other rights and obligations, in particular those arising out of agreements, investments, memberships, procedural and administrative law relationships or administrative acts, which are not to be transferred according to the Foreign Transfers, nonetheless be transferred as a matter of law, the Acquiring LANXESS Company shall be obligated to retransfer such rights. The Transferring BAG Company shall accept the retransfer. As between themselves, the relevant parties involved shall adopt the same positions as if the assets and liabilities and other rights and obligations set out in § 1.1.2 sentence 1 had not been transferred.

1.1.3	The terms set out in § 1.1.1 shall apply correspondingly should assets or liabilities or other rights and obligations not be transferred because they were mistakenly assigned to the foreign activities of the Bayer Subgroup. The terms set out in § 1.1.2 shall apply correspondingly should the assets and liabilities or other rights and obligations be transferred because they were mistakenly assigned to the respective foreign activities of the LANXESS Subgroup.

1.1.4	In connection with a transfer pursuant to § 1, the relevant parties shall initiate all necessary and appropriate measures and legal actions, and shall collaborate on such measures and actions. To the extent that for the transfer of certain assets and liabilities or other rights and obligations, or for the accession to agreements, the consent of third parties or an approval under public law is required, the relevant Transferring BAG Company and the relevant Acquiring LANXESS Company shall endeavour to obtain such consent or approval. If a transfer to be made pursuant to §§ 1.1.1 – 1.1.3 cannot be effected in relation to third parties or can only be effected by incurring unreasonable expenses or is impractical, then as between themselves the relevant parties shall adopt the same positions as if the transfer had also become effective in relation to third parties, as of the economic effective date agreed in each case. This shall particularly apply in the event that a necessary consent or approval cannot be obtained or can only be obtained by incurring unreasonable expenses. These terms shall apply correspondingly to retransfers to be made pursuant to §§ 1.1.1 – 1.1.3.

1.1.5	No claims may be asserted with respect to the quality or state of assets and other rights and obligations of the relevant part of the LANXESS Subgroup which have been transferred or shall be transferred pursuant to § 1. Each Contract Party shall ensure that the assets to be transferred pursuant to § 1 are treated with the care usually employed in one’s own affairs. To the extent that assets or other rights and obligations to be transferred were disposed of by a party in the course of ordinary business operations or if they no longer exist, then substitutes therefore, e.g. sales proceeds, damage claims, etc., shall be transferred. These terms shall apply correspondingly to retransfers.

1.1.6	The catch-all provisions set out in §§ 1.1.1 – 1.1.5 shall apply correspondingly to measures taken or which shall be taken in anticipation of the Measures for Formation of the LANXESS Subgroup and as part of which assets and liabilities and other rights and obligations were or shall be transferred from a future LANXESS Group company to a company remaining in the Bayer Group.

1.1.7	Claims under this § 1 shall be barred after December 31, 2014.

1.2	The catch-all provisions set out in §§ 1.1.1 – 1.1.7 shall apply correspondingly in order to ensure the Service Transfers for formation of the LANXESS Subgroup, which shall take place by way of transfer of individual assets. BAG and LANXESS shall ensure that the catch-all provisions are implemented by the respective companies involved in the transfers.

§ 2
Ensuring the Continuation of the LANXESS Subgroup

For purposes of ensuring the unimpeded continuation of the LANXESS Subgroup, the Contract Parties agree as follows:

2.1	The Contract Parties assume that at the time of consummation of the Measures for Formation of the LANXESS Subgroup, all assets (including all assets not required to be, not able to be or simply not reported on the balance sheet, and other rights which taking into account their origin, purpose or use are to be exclusively or primarily assigned to the LANXESS Subgroup) required by the Acquiring LANXESS Company to continue running the part of the LANXESS Subgroup to the same extent existing at the time of consummation of the relevant measure, have been or will be transferred to the relevant Acquiring LANXESS Company or at least a right of use (beneficial ownership) has been or will be granted. This shall not apply to the extent otherwise agreed with respect to the relevant measure.

2.2	If assets required to continue running the part of the LANXESS Subgroup to the same extent existing at the time of consummation of the relevant measure are not transferred to the relevant Acquiring LANXESS Company and no right of use (beneficial ownership) is granted, the Contract Parties shall take action to cause the assets to be transferred. If a transfer is not legally possible, is only possible by incurring unreasonable expenses or is impractical, the Contract Parties cause rights of use to be granted with respect to these assets. If that is also not legally possible or only possible by incurring unreasonable expenses or is impractical, then the Contract Parties shall cause the relevant companies involved to adopt the same positions economically as if the transfer or the grant of rights of use had occurred as of the effective date agreed in each case, provided however there shall be no right to claim for indirect damages or other consequential damages such as loss of profit and loss of production. No claims shall be made under § 2.2 to the extent that the assets are not material for the continuation of activities of the LANXESS Subgroup carried out by the Acquiring LANXESS Company. Claims shall also not be made under § 2.2 to the extent that the continuation of the part of the LANXESS Subgroup is assured by appropriate service or supply agreements which have already been concluded.

To the extent that in order to transfer or grant rights of use for assets the consent of third parties or an approval under public law is required, the Contract Parties cause the companies involved to make every effort to obtain such consent or approval.

2.3	Claims under this § 2 shall be barred after December 31, 2014.

§ 3
Costs and Taxes Relating to the Formation of the LANXESS Subgroup

3.1	With respect to costs and taxes relating to the formation of the LANXESS Subgroup, the following principles shall apply:

3.1.1	Costs incurred prior to the Consummation Date shall be borne by BAG or by the relevant transferring company affiliated with it. The same shall apply to costs incurred in the period from the Consummation Date up to June 30, 2005 and arising from formation measures, which were commissioned before the Consummation Date.

3.1.2	Income taxes originating prior to the Economic Effective Date shall be borne by BAG or by the relevant transferring company affiliated with it. Income taxes originating after this date shall be borne by the relevant company involved in the measure which under applicable tax laws is the tax debtor, except as may otherwise be agreed by the Transferring BAG Company and the Acquiring LANXESS Company in the agreements for the transfer of those parts of the LANXESS Subgroup located in foreign jurisdictions.

3.1.3	To the extent that in respect of income taxes originating prior to the Economic Effective Date, in particular as a result of a tax audit, the taxable income or a tax loss carry-forward of the transferring company affiliated with BAG or of a company consolidated with BAG for tax purposes is subsequently adjusted, and this subsequently has an inverse effect on the taxable income or on an existing tax loss carry-forward of the acquiring company affiliated with LANXESS or of a company consolidated with LANXESS for tax purposes, then the acquiring company affiliated with LANXESS shall refund to the transferring company affiliated with BAG the net present value of a tax reduction, or the transferring company affiliated with BAG shall refund to the acquiring company affiliated with LANXESS the net present value of a tax increase arising for the acquiring company affiliated with LANXESS or for the company consolidated with LANXESS for tax purposes, as the case may be.

The net present value of the tax reduction or increase, as the case may be, shall be calculated on the basis of the tax rates applicable in the year of the change in income or tax loss carryforward, assuming equal distribution of the inverse effect over five years in the case of fixed assets, over one year in the case of current assets, over eight years in the case of pension provisions and over one year in the case of other liabilities, as well as by applying a discount factor of 5% per annum.

3.1.4	Regardless of when they arise, transfer taxes shall be borne by LANXESS or by the relevant acquiring company affiliated with LANXESS.

To the extent that agreements for the formation of the LANXESS Subgroup contain provisions which deviate from these principles, the Contract Parties shall ensure that the respective agreements are amended to comply with these principles. The terms contained in § 3.1.1, § 3.1.2 and § 3.1.4 shall also apply to the Chemical and MaterialScience spin-off agreements. The provisions in those agreements shall otherwise remain unaffected.

3.2	The following clarifications are agreed with respect to the agreements for the transfer of those parts of the LANXESS Subgroup located in foreign jurisdictions: All thresholds for the assertion of tax indemnification claims (steuerliche Ausgleichsansprüche) shall be deemed to be exceeded as soon as one individual claim or the sum of several individual claims exceeds the relevant contractually agreed threshold. Upon the threshold being exceeded, all indemnification claims which have arisen to that point shall be settled. Indemnification claims which arise thereafter shall only be settled once the relevant threshold has again been exceeded, however no later than by the end of the contractually agreed limitation period. No interest shall accrue on indemnification claims during the period up to settlement.

3.3	If on transfer of parts of the LANXESS Subgroup no particular stipulation was made in particular regarding tax treatment, for example in cases where the transfer is based on a spin-off pursuant to the corporate law of a foreign jurisdiction, the relationship between the Transferring BAG Company and the Acquiring LANXESS Company shall be governed either by the provisions contained in Appendix 3.3.1, in the case of a transfer of company shares, or by the provisions contained in Appendix 3.3.2, in the case of transfer of other assets individually or in their entirety. This also applies in cases where company shares or other assets of a Transferring BAG Company are transferred to an Acquiring LANXESS Company through one or more other BAG companies. § 3.1.3 shall apply correspondingly.

3.4	The Contract Parties shall ensure that the terms contained in §§ 3.2 and 3.3 shall be implemented by the respective companies involved in the Foreign Transfer.

§ 4
Separation of Assets and Obligations

As a result of the world-wide realignment of the Bayer Group decided upon in 2002 and as a result of the Measures for Formation of the LANXESS Subgroup, it cannot be ruled out that obligations and the assets required to fulfill such obligations may have been assigned to different companies of the Bayer Group (as it existed prior to the Consummation Date). For such cases, the Contract Parties agree as follows:

4.1	To the extent that LANXESS requires assets in order to fulfill an obligation to a third party existing on the Consummation Date that was transferred to LANXESS in the context of the Measures for Formation of the LANXESS Subgroup and these assets have remained with BAG or with a company affiliated with BAG, BAG shall, on demand by LANXESS and at its discretion, ensure that BAG or one of its affiliates fulfills this obligation either to LANXESS or directly to the third party. In consideration of this, BAG shall receive any compensation owed by the third party to LANXESS. Sentences 1 and 2 shall be applied correspondingly to obligations of companies affiliated with LANXESS.

4.2	To the extent that BAG requires assets in order to fulfill an obligation to a third party incumbent upon it existing on the Consummation Date and these assets were transferred to LANXESS or to a company affiliated with LANXESS, LANXESS shall, on demand by BAG and at its discretion, ensure that LANXESS or one of its affiliates fulfills this obligation either to BAG or directly to the third party. In consideration of this, LANXESS shall receive any compensation owed by the third party to BAG. Sentences 1 and 2 shall be applied correspondingly to obligations of companies affiliated with BAG.

4.3	Third parties within the meaning of § 4.1 are all persons and companies which on the Consummation Date are not affiliated with LANXESS within the meaning of §§ 15 et seq. of the German Stock Corporation Act (Aktiengesetz). Third parties within the meaning of § 4.2 are all persons and companies which on the Consummation Date are not affiliated with BAG within the meaning of §§ 15 et seq. of the German Stock Corporation Act (Aktiengesetz).

4.4	Claims under this § 4 shall be made in writing against the other Contract Party by December 31, 2009.

§ 5
Apportionment of Liability

5.1	BAG shall indemnify LANXESS and all companies affiliated with LANXESS against liabilities of BAG or companies affiliated with BAG arising by statute or by application of common law and existing on the Consummation Date and which were not assigned to LANXESS or companies affiliated with LANXESS by the Measures for Formation of the LANXESS Subgroup or the Spin-Off.

5.2	LANXESS shall indemnify BAG and all companies affiliated with BAG against liability arising by statute or by application of the common law for obligations of LANXESS or companies affiliated with LANXESS which existed on the Consummation Date and which were assigned to LANXESS or companies affiliated with LANXESS by the Measures for Formation of the LANXESS Subgroup or the Spin-Off.

5.3	The provisions of this § 5 shall not apply to the apportionment of liability set out in §§ 6, 7 and 8.

II.
Liability for Environmental Contamination, Antitrust Violations and Product Liability

§ 6
Liability for Environmental Contamination

With respect to liability for all kinds of contamination of land, water (including groundwater), buildings and plants (“Environmental Contamination”), the Contract Parties agree as between themselves to be bound by the following provisions. These provisions conclusively govern, as between the Contract Parties, which of the Contract Parties shall be responsible for Environmental Contamination which was caused or arose prior to the Economic Effective Date. No further claims in this respect shall be asserted between the Contract Parties. The Contract Parties shall ensure that such claims are also not asserted by their respective affiliated companies.

To the extent a Contract Party is liable that Contract Party shall, subject to any further obligations, fully indemnify the other Contract Party and any companies affiliated with it for any liability arising out of public or private law owed to public authorities or other third parties for Environmental Contamination of the relevant property.

6.1	Liability for Environmental Contamination of LANXESS Properties

6.1.1	Liability of LANXESS

Subject to § 6.4, LANXESS shall be liable for Environmental Contamination:

—	of those areas, specified and shaded in red in Appendix 6.1.1 of the Leverkusen, Dormagen, Uerdingen and Brunsbüttel chemical parks, which LANXESS Deutschland GmbH shall purchase from BAG under a yet to be concluded property purchase agreement;

—	of properties located in foreign jurisdictions, which have been or will be, directly or indirectly, purchased by Acquiring LANXESS Companies from Transferring BAG Companies; and

—	of all other properties exclusively or primarily used by the LANXESS Subgroup on the Economic Effective Date

(hereinafter, collectively, the “LANXESS Properties”), unless LANXESS proves:

a)	that the Environmental Contamination of the affected LANXESS Property which triggered the liability was caused by contaminants carried in the groundwater coming from another property which:

(i)	on the Economic Effective Date was owned by BAG or by a company affiliated with BAG or after the Economic Effective Date was acquired by BAG or by a company affiliated with BAG, and was not exclusively or primarily used by the LANXESS Subgroup on the Economic Effective Date;

or

(ii)	while not owned by BAG or by a company affiliated with BAG on or after the Economic Effective Date, was exclusively or primarily used by BAG or by a company affiliated with BAG on or after the Economic Effective Date for production purposes, storage purposes or for the handling of products;

or

b)	that the Environmental Contamination which triggered the liability was caused by BAG or by a company affiliated with BAG after the Economic Effective Date.

6.1.2	Liability of BAG

Subject to § 6.4, BAG shall be liable for any Environmental Contamination of LANXESS Properties for which LANXESS is not liable as a result of having provided exonerating evidence. The following provisions shall also apply:

a)	In the situation described in § 6.1.1 a), BAG shall reimburse LANXESS and the companies affiliated with LANXESS for expenses incurred in taking appropriate, necessary and reasonable measures to avert the dangers associated with such Environmental Contamination. There shall be no right to claim for indirect damages such as loss of profit, loss of use and loss of production.

b)	In the situation described in § 6.1.1 b), responsibility and reciprocal claims shall be determined according to the laws generally applicable in each case.

6.2	Liability for Environmental Contamination of BAG Properties

6.2.1	Liability of BAG

Subject to § 6.4, BAG shall be liable for Environmental Contamination of properties (excluding the LANXESS Properties) which on the Economic Effective Date are owned by BAG or by a company affiliated with BAG, used by BAG or by a company affiliated with BAG, or leased from third parties (hereinafter, collectively, the “BAG Properties”), unless BAG proves:

a)	that the Environmental Contamination of the affected BAG Property which triggered the liability was caused by contaminants carried in the groundwater coming from another property which:

(i)	on the Economic Effective Date was owned by LANXESS or by a company affiliated with LANXESS or after the Economic Effective Date was acquired by LANXESS or by a company affiliated with LANXESS, and was not exclusively or primarily used by the Bayer Subgroup on the Economic Effective Date;

or

(ii)	while not owned by LANXESS or by a company affiliated with LANXESS on or after the Economic Effective Date was exclusively or primarily used by LANXESS or by a company affiliated with LANXESS on or after the Economic Effective Date for production purposes, storage purposes or for the handling of products;

or

b)	that the Environmental Contamination which triggered the liability was caused by LANXESS or by a company affiliated with LANXESS after the Economic Effective Date.

6.2.2	Liability of LANXESS

Subject to § 6.4, LANXESS shall be liable for any Environmental Contamination of BAG Properties for which BAG is not liable as a result of having provided exonerating evidence. The following provisions shall also apply:

a)	In the situation described in § 6.2.1 a), LANXESS shall reimburse BAG and the companies affiliated with BAG for expenses incurred in taking appropriate, necessary and reasonable measures to avert the dangers associated with Environmental Contamination. There shall be no right to claim for indirect damages such as loss of profit, loss of use and loss of production.

b)	In the situation described in § 6.2.1 b), responsibility and reciprocal claims shall be determined according to the laws generally applicable in each case.

6.3	Liability for Environmental Contamination of Other Properties

6.3.1 Liability of LANXESS

Subject to § 6.4, LANXESS shall be liable for Environmental Contamination of properties other than LANXESS Properties and BAG Properties (hereinafter, the “Third Party Properties”) to the extent that such Environmental Contamination is caused by contaminants carried in the groundwater from LANXESS Properties to the Third Party Properties.

6.3.2 Liability of BAG

Subject to § 6.4, BAG shall be liable for Environmental Contamination of Third Party Properties to the extent that such Environmental Contamination is caused by contaminants carried in the groundwater from BAG Properties to the Third Party Properties.

6.4	Liability for Environmental Contamination by Reference to List of Properties

BAG and LANXESS shall be liable for Environmental Contamination of the properties (including landfills) specified on the list of properties in Appendix 6.4 to the extent stated therein, unless the relevant Contract Party is able to provide such exonerating evidence as is set out in § 6.1.1 b) or § 6.2.1 b).

6.5	Liability for Environmental Contamination Arising from Purchase and Acquisition Agreements

LANXESS shall be liable for Environmental Contamination in connection with the sold companies, businesses, factories and plants listed in Appendix 6.5, according to the terms of the relevant purchase and acquisition agreements. Subject to § 6.4, BAG shall assume the liability for Environmental Contamination in connection with the sold companies, businesses, factories and plants not listed in Appendix 6.5, except for LANXESS Properties for which LANXESS shall be liable pursuant to § 6.1.1.

6.6	Limitation of Liability for LANXESS

The total liability of LANXESS and companies affiliated with LANXESS for Environmental Contamination within the meaning of this § 6 shall, pursuant to the following terms, be limited to 350 million euros (hereinafter the “Maximum Liability Amount”). BAG shall be liable for claims asserted against LANXESS and companies affiliated with LANXESS to the extent to which such claims in total exceed the Maximum Liability Amount.

6.6.1	The Maximum Liability Amount only applies to Environmental Contamination to the extent it was caused before the Economic Effective Date, the burden of proof lying with LANXESS.

6.6.2	The Maximum Liability Amount only applies to costs for measures:

a)	which LANXESS or BAG, or companies affiliated with LANXESS or BAG, were obligated to take as a result of decisions (whether or not they are final and binding, unappealable or immediately enforceable) issued by authorities or courts by December 31, 2009.;

b)	which LANXESS or BAG, or companies affiliated with LANXESS or BAG, were obligated to take as a result of agreements subject to public law and concluded by December 31, 2009 in which the other Contract Party participated and consented;

c)	the taking of which the Contract Parties have agreed upon by December 31, 2009; or

d)	which are taken by December 31, 2009 in order to avert a specific and current danger.

To the extent that the costs are incurred for measures resulting from investigations which LANXESS or a company affiliated with LANXESS performed or caused to be performed, these costs shall not be included in the Maximum Liability Amount, unless:

e)	there is a legally or officially imposed duty to carry out the investigation;

f)	the investigation was performed in order to avert a specific and current danger;

g)	the investigation was carried out in order to fulfill a contractual obligation existing on the Economic Effective Date;

h)	the investigation was carried out with the prior consent of the other Contract Party; or

i)	investigations were reasonable and necessary in connection with portfolio transactions, such as the sale of companies.

To the extent that the costs are incurred for measures resulting from information which LANXESS or a company affiliated with LANXESS has disclosed to authorities or other third parties, these costs will not be included in the Maximum Liability Amount, unless the disclosure of such information:

j)	was made in fulfillment of a legally or officially imposed duty;

k)	was made in order to avert a specific and current danger;

l)	was made in order to fulfill a contractual obligation existing on the Economic Effective Date;

m)	was made with the prior consent of the other Contract Party; or

n)	constituted necessary and appropriate information in connection with portfolio transactions, such as the sale of a company.

6.7	Requirements for the Duty to Indemnify; Procedures

6.7.1	A duty to indemnify under § 6 shall only exist if the Contract Party to be indemnified is required to take measures pursuant to incontestable (final and binding, unappealable) or immediately enforceable decisions of authorities or courts or as a result of agreements subject to public law in which the other Contract Party participated and consented, or if the Contract Parties have agreed on the implementation of necessary measures in connection with Environmental Contamination, or if necessary measures in connection with Environmental Contamination cannot be postponed for legal reasons.

6.7.2	A duty to indemnify pursuant to § 6 shall not exist to the extent that the costs are incurred for measures resulting from investigations which the Contract Party asserting the claim for indemnification or a company affiliated with it performed or caused to be performed, unless:

a)	there is a legally or officially imposed duty to carry out the investigation;

b)	the investigation was performed in order to avert a specific and current danger;

c)	the investigation was carried out in order to fulfill a contractual obligation existing on the Economic Effective Date;

d)	the investigation was carried out with the prior consent of the other Contract Party; or

e)	investigations were appropriate and necessary in connection with portfolio transactions, such as the sale of companies.

The above provision applies correspondingly to the disclosure of information to authorities or other third parties.

6.7.3	To the extent that claims are asserted by a third party against the Contract Party to be indemnified, that Contract Party shall without undue delay fully inform the Contract Party having a duty to indemnify in writing. The Contract Party having a duty to indemnify shall have the right to take charge of further proceedings and shall be given a power of attorney by the Contract Party to be indemnified to the extent necessary for such purposes. At the request of the Contract Party having a duty to indemnify, the Contract Party to be indemnified shall use its best efforts to reasonably support the other party. The costs incurred in the defence shall be borne by the Contract Party having a duty to indemnify. This does not apply to internal costs incurred by the Contract Party to be indemnified and companies affiliated with it.

6.7.4	The Contract Parties shall ensure that the other Contract Party is provided with all documents and information required in connection with mounting a defence pursuant to §§ 6.1.1 a) or 6.2.1 a) relating to possible causes of the Environmental Contamination. The Contract Party having a duty to indemnify shall be entitled to undertake appropriate and necessary investigations and drilling. Sentences 1 and 2 also apply to the evidence to be provided by LANXESS pursuant to § 6.6.1.

6.7.5	To the extent a Contract Party asserts claims under this § 6, it shall provide the other Contract Party with copies of documents relating to the property in question and the related Environmental Contamination. In particular, copies of documents necessary to identify the property in question and the Environmental Contamination related thereto within the appendices of this § 6 are to be provided.

6.8	Relationship of this Agreement to the Utilization Agreements

To the extent the provisions of this § 6 deviate from the provisions contained in the utilization agreements to be transferred to LANXESS Deutschland GmbH in connection with the MaterialScience Spin-Off and the Chemicals Spin-Off, the provisions of this § 6 shall take precedence.

6.9	Limitation of Actions

Claims under this § 6 shall be barred after December 31, 2034.

6.10	Deductible Amount

Claims pursuant to § 6 may only then be asserted if and to the extent that an individual claim arising out of a single incident exceeds the amount of 50,000 euros and the sum of these individual claims exceed the amount of 250,000 euros (deductible amount).

§ 7
Product Liability

With respect to liability for duties and obligations arising out of or in connection with defective products (within the meaning of the German Product Liability Act or the laws applicable in each case) (hereinafter “Product Liability Claims”), the Contract Parties agree in relation to each other to be bound by the following apportionment of liability. To the extent a Contract Party is liable, it shall indemnify the other Contract Party and any companies affiliated with it against these Product Liability Claims.

7.1	Liability for Products Which Were or Will Be Introduced to the Market before the Consummation Date by the Subgroups in Operation on the Economic Effective Date

7.1.1	LANXESS shall be liable for all Product Liability Claims arising out of or in connection with defective products which were introduced to the market by the LANXESS Subgroup in operation on the Economic Effective Date or which it will introduce to the market prior to the Consummation Date.

7.1.2	BAG shall be liable for all Product Liability Claims arising out of or in connection with defective products which were introduced to the market by the Bayer Subgroup in operation on the Economic Effective Date or which will be introduced to the market prior to the Consummation Date.

7.1.3	The identification of the products introduced to the market by the respective business unit shall, among other things, be carried out with reference to so-called UVP numbers. § 7.6 shall remain unaffected.

7.2	Liability for Products Which Will Be Introduced to the Market From the Consummation Date by the Subgroups in Operation on the Economic Effective Date

Product Liability Claims arising out of or in connection with defective products which will be introduced to the market from the Consummation Date shall be governed by the relevant applicable laws.

7.3	Liability for Products of Sold Companies, etc.

LANXESS shall be liable for all Product Liability Claims arising out of or in connection with defective products introduced to the market by the sold companies, businesses, factories and plants listed in Appendix 7.3. BAG shall be liable for all Product Liability Claims arising out of or in connection with defective products which were introduced to the market by entities other than the sold companies, businesses, factories and plants listed in Appendix 7.3, unless otherwise stipulated in § 7.4.

7.4	Liability For Certain Products

LANXESS shall be liable for all Product Liability Claims arising out of or in connection with defective products:

a)	the UVP numbers of which are listed in Appendix 7.4.1 and which were introduced to the market; or

b)	which were introduced to the market by the lines of business and business divisions of the former chemicals and polymers business areas which are listed in Appendix 7.4.2, regardless of the point in time at which the product was introduced to the market; or

c)	which were introduced to the market under the trade names listed in Appendix 7.4.3 by the business divisions listed in that appendix.

Unless this agreement provides otherwise, BAG shall be liable for all Product Liability Claims arising out of and in connection with defective products which are neither listed in Appendix 7.4.1, nor were introduced to the market by the lines of business and business divisions of the former chemicals and polymers business areas listed in Appendix 7.4.2, nor were introduced to the market under the trade names listed in Appendix 7.4.3 by the business divisions listed in that appendix.

7.5	Product Liability Claims of the Contract Parties against Each Other

The terms set out in §§ 7.1, 7.3 and 7.4 above shall only apply to Product Liability Claims asserted by third parties and, unless the relevant parties agree otherwise in a specific case, determine as between themselves which of the Contract Parties shall be liable for the Product Liability Claims. Therefore, claims for defective products within the meaning of §§ 7.1.1, 7.3 and 7.4 asserted by BAG against LANXESS and companies affiliated with LANXESS and claims for defective products within the meaning of § 7.1.2 asserted by LANXESS against BAG and companies affiliated with BAG are excluded. Each Contract Party shall be responsible for ensuring that companies affiliated with it do not assert such claims.

7.6	Introduction to the Market

An introduction to the market within the meaning of §§ 7.1, 7.3 and 7.4 shall be determined in accordance with the provisions of the relevant applicable product liability law, however, an introduction to the market shall only be deemed to have occurred if the product in question was introduced to a market outside of the Bayer Group (as it existed at the time of the relevant introductory act). Actions within the Bayer Group (as it existed at the time of the relevant introductory act), such as deliveries, shall not be considered as an introduction to the market within the meaning of §§ 7.1, 7.3 and 7.4.

7.7	Procedures

Each Contract Party shall inform the other Contract Party immediately if third parties assert claims or threaten to assert claims against it or a company affiliated with it which could lead to liability of the other Contract Party (hereinafter the “Liable Contract Party”) under §§ 7.1, 7.3 or 7.4. In such a case, the Contract Party shall disclose all relevant information to the Liable Contract Party, grant inspection of all books and records, and allow talks with employees, to the extent that this is reasonably necessary in the estimation of the Liable Contract Party in order to assess the validity of the claims asserted or threatened to be asserted. At the request of the Liable Contract Party, the Contract Party shall ensure that the defence of these claims, even within court proceedings shall be carried out exclusively according to the instructions and at the cost of the Liable Contract Party. The costs incurred in the defence shall be borne by the Contract Party having a duty to indemnify. This does not apply to internal costs incurred by the Contract Party to be indemnified and companies affiliated with it.

§ 8
Liability for Antitrust Violations

The Contract Parties agree in relation to each other to the following apportionment of liability for duties and obligations relating to the payment of fines, pecuniary and other (additional) penalties, relating to damage claims of third parties including payment of criminal sanctions, third party claims for the transfer of surplus proceeds or advantages arising out of antitrust violations (hereinafter the “Antitrust Claims”).

8.1	Liability for General Antitrust Violations

8.1.1	Subject to § 8.2, LANXESS shall be liable for Antitrust Claims arising out of antitrust violations committed by the LANXESS Subgroup and shall reimburse BAG and companies affiliated with BAG for any necessary expenses incurred to fulfill these Antitrust Claims.

8.1.2	Subject to § 8.2, BAG shall be liable for all Antitrust Claims arising out of antitrust violations committed by the Bayer Subgroup and shall reimburse LANXESS and companies affiliated with LANXESS for the expenses incurred as necessary to fulfill these Antitrust Claims.

8.1.3	A Contract Party shall only have a duty to reimburse for expenses incurred in fulfilling the Antitrust Claims arising out of (i) incontestable decisions of authorities or courts, or (ii) irrevocable and final court or out-of-court settlements which were issued or concluded on or after the Economic Effective Date. A duty to reimburse shall not exist if the reimbursement in the specific case would be illegal or even a criminal offence under the relevant applicable laws. Rights of indemnity of the Contract Parties shall not apply.

8.1.4	If and to the extent Antitrust Claims are asserted against a Contract Party or a company affiliated with it and the payments made by this Contract Party or by the company affiliated with it are not or are only partially tax deductible as business expenses and a claim for reimbursement exists against the other Contract Party, the other Contract Party shall pay an amount to compensate for the tax disadvantages in addition to the reimbursement amount owed. The tax disadvantages to be compensated for shall equal the tax burden applicable to the amount of the reimbursement payment received by the Contract Party or the company affiliated with it, against which the Antitrust Claims were asserted. The utilization of tax loss carryforwards shall also be deemed to be a tax burden (utilized amount of tax loss carryforward multiplied by the corporate income tax rate and/or the trade tax base amount times the local multiplier). Differing tax rates shall not be taken into account.

8.2	Liability for Certain Antitrust Violations

With respect to liability for Antitrust Claims arising out of or in connection with those proceedings which relate or were related to BAG’s former rubber business division and regarding which, before the Economic Effective Date, either in at least one jurisdiction official proceedings were pending or were commenced (regardless of the Contract Parties’ knowledge), or BAG, a company affiliated with BAG or a competitor of BAG has taken steps before an antitrust authority in at least one jurisdiction with a view to commencing proceedings (hereinafter “Antitrust Proceedings”), the Contract Parties intend with the following provisions to in principle adopt the positions they would have been in if the Antitrust Claim were divided vis-à-vis third parties according to the following provisions and each Contract Party were liable vis-à-vis third parties to this extent.

8.2.1	LANXESS shall be liable for Antitrust Claims arising out of or in connection with Antitrust Proceedings only up to the amount of 30% of the relevant Antitrust Claim, and shall reimburse BAG for 30% of all expenses incurred by it and by companies affiliated with it necessary to fulfill these Antitrust Claims.

8.2.2	BAG shall be liable for Antitrust Claims arising out of or in connection with Antitrust Proceedings in the amount of the remaining 70% of the respective Antitrust Claim, and shall reimburse LANXESS for 70% of all expenses incurred by it and by companies affiliated with it necessary to fulfill these Antitrust Claims.

8.2.3	The total liability of LANXESS for Antitrust Claims arising out of or in connection with Antitrust Proceedings shall not exceed 100 million euros (“Maximum Liability Limit”). Reimbursement payments under § 8.2.5 are not counted in this amount.

To the extent that the total amount of expenses incurred by LANXESS or a company affiliated with it for fulfillment of Antitrust Claims arising out of or in connection with Antitrust Proceedings exceeds the Maximum Liability Limit, BAG shall be fully liable for this part of the Antitrust Claims and shall reimburse LANXESS for all expenses incurred by it and companies affiliated with it as necessary to fulfill the Antitrust Claims to the extent the expenses exceed the Maximum Liability Limit.

8.2.4	A Contract Party shall only have a duty to reimburse for expenses incurred in fulfilling the Antitrust Claims arising out of (i) incontestable decisions of authorities or courts, or (ii) irrevocable and final court or out-of-court settlements which were issued or concluded on or after the Economic Effective Date. A duty to reimburse shall not exist if the reimbursement in the specific case would be illegal or a criminal offence under the relevant applicable laws. Rights of indemnity of the Contract Parties shall not apply.

8.2.5	If and to the extent Antitrust Claims arising out of or in connection with Antitrust Proceedings are asserted against a Contract Party or a company affiliated with it and the payments made by this Contract Party or by a company affiliated with it are not or are only partially tax deductible as business expenses, the other Contract Party shall pay an amount to compensate for the tax disadvantages corresponding to its proportion of liability in addition to the reimbursement amount owed. The tax disadvantages compensated for shall be equal to the tax burden applicable to the amount of the reimbursement payment received by the Contract Party or the company affiliated with it, against which the Antitrust Claims were asserted. The utilization of tax loss carryforwards shall also be deemed to be a tax burden (utilized amount of tax loss carryforward multiplied by the corporate income tax rate and/or the trade tax base amount times the local multiplier). The chronological order of the due dates of the Antitrust Claims shall be decisive. Differing tax rates shall not be taken into account.

8.2.6	If in any calendar year reimbursement payments (including compensation for the corresponding tax burden) to be made by LANXESS to BAG or to a company affiliated with BAG exceed 50 million euros, the amount in excess of 50 million euros shall be carried forward to the next calendar year and shall only become payable on April 1 of that calendar year.

8.2.7	BAG shall continue to conduct the legal defence of Antitrust Proceedings in which it or companies affiliated with it are involved on the Economic Effective Date. LANXESS shall itself or through a company affiliated with it assume the legal defense of Antitrust Proceedings in which Bayer Chemicals Aktiengesellschaft was involved on the Economic Effective Date.

8.2.8	The external costs of conducting each Antitrust Proceeding (including costs of the proceedings and costs of the defence) shall be divided between BAG and LANXESS in a ratio of 70% to 30%. The duty of LANXESS to assume external cost of conducting Antitrust Proceedings is not limited to a maximum amount and shall not be included in the Maximum Liability Limit set out in § 8.2.3. Each Contract Party shall bear its own internal costs and the internal costs of companies affiliated with it.

8.2.9	By the Consummation Date, the Contract Parties shall, taking each other’s interest in account, agree on terms for conducting Antitrust Proceedings as well as for mutual cooperation and appropriate information exchange and shall enter into a so-called joint defense agreement in order to, among other things, protect attorney-client privilege.

§ 9
Insurance Benefits and Third Party Compensation

9.1	To the extent that a Contract Party has a duty of indemnification under §§ 6 or 7, the other Contract Party shall forward to the Contract Party having the duty to indemnify all insurance benefits or compensation from other third parties received by it or by a company affiliated with it.

9.2	To the extent a Contract Party has a duty to reimburse expenses under § 8, the reimbursed amount shall be reduced by the amount the other Contract Party or a company affiliated with it receives as insurance benefits or a compensation from other third parties.

9.3	Each Contract Party shall ensure that claims are asserted under existing insurance coverage and that all insurance benefits received are forwarded. There is no duty to assert claims against other third parties. To the extent that in cases falling within §§ 6 and 7 a claim for compensation exists against third parties, the Contract Party having a duty to indemnify shall be entitled to have the claim assigned to it and to be provided with all documents required in order to pursue the claim. Other third parties are persons who are neither affiliated with, nor past or present employees of the Contract Party having a duty to indemnify or of companies affiliated with it.

III.
Duty to Cooperate and Rules of Conduct

§ 10
Subsidies

10.1	If, after the Economic Effective Date, as a result of an incontestable decision issued by an authority or court, BAG or a company affiliated with BAG is required to return, together with interest, a public subsidy granted before the Economic Effective Date, because of an act or omission of LANXESS or a company affiliated with LANXESS, LANXESS shall reimburse BAG for the amount returned.

10.2	If, after the Economic Effective Date, as a result of an incontestable decision issued by an authority or court, LANXESS or a company affiliated with LANXESS is required to return, together with interest, a public subsidy granted before the Economic Effective Date, because of an act or omission of BAG or a company affiliated with BAG, BAG shall reimburse LANXESS for the amount returned.

10.3	The Contract Parties shall keep each other reasonably informed so that each is able to conduct itself, and to ensure that companies respectively affiliated with it conduct themselves, in such a manner so as to avoid the risk of public subsidies granted before the Economic Effective Date having to be returned. In all other respects, the procedures set out in § 7.7 shall apply correspondingly.

§ 11
Shared Usage of IT Resources

11.1	For technical reasons, a complete separation of networks, servers, applications and data (hereinafter, the “IT Resources”) by the Consummation Date is not possible. Therefore, BAG and LANXESS shall come to an understanding on the temporary shared usage of IT Resources by their business divisions until complete separation has taken place. In the phase up until complete separation of the IT Resources, the Contract Parties shall use best efforts to take each other’s interests into account and shall ensure that their respective affiliated companies do the same.

11.2	It is intended that the data required for the business operations of the LANXESS Subgroup be migrated from the central data storage of BAG and/or of companies affiliated with BAG to the data storage of LANXESS or of companies affiliated with LANXESS. With respect to data pertaining to the LANXESS Subgroup, LANXESS shall have the right, unlimited in time and free of charge, to access information remaining with BAG and companies affiliated with BAG. The migration costs shall be borne by BAG. BAG shall share these costs with companies affiliated with it on an appropriate basis.

§ 12
Treatment of Confidential Information

Each Contract Party shall work towards and shall implement reasonable measures in order to ensure that confidential information shall be treated by it and the companies affiliated with it at the time according to the following provisions.

12.1	All information concerning the business unit of the other Contract Party, irrespective of the form in which it is embodied or saved (in particular, data), shall be deemed to be confidential information. Information which shall not be deemed confidential is information:

•	which either was publicly known before the Consummation Date or was thereafter made public, unless the information was publicly disclosed in breach of this agreement;

•	which the relevant Contract Party or companies affiliated with it received from a third party on a non-confidential basis, provided that the recipient, after making reasonable investigations, had no knowledge that the third party had disclosed such information in breach of statutory or contractual duties it owed to the other Contract Party or companies affiliated Companies with it; or

•	which the relevant Contract Party or companies affiliated with it developed independently of information from the other Contract Party or companies affiliated with it.

12.2	Confidential information shall be treated as strictly confidential and shall not be disclosed to third parties, irrespective of its form, unless this agreement expressly provides otherwise. Third parties within the meaning of § 12 are all persons who are not companies affiliated with the relevant Contract Party. Disclosure to an affiliated company shall only be permissible if an objectively justifiable reason exists for such disclosure. Disclosure to professional advisers who are under a professional or statutory duty of confidentiality is permissible.

12.3	All necessary and appropriate measures shall be taken to ensure that confidential information is protected from disclosure to third persons, unless this agreement expressly provides otherwise. Confidential information shall not be used for one’s own purposes or for purposes of a third party, unless expressly provided otherwise.

12.4	All employees shall be instructed to comply with the provisions of this § 12.

12.5	The limitations of § 12 do not apply to the extent that the relevant Contract Party or a company affiliated with it has or may have a duty to disclose information to courts and authorities or is otherwise required by law or stock exchange regulations to disclose such information.

§ 13
Duty to Cooperate

Unless otherwise expressly provided for in this agreement, the Contract Parties agree to the following duties to cooperate. Specific agreements made concerning additional duties to cooperate shall remain unaffected.

13.1	BAG and LANXESS shall ensure that all declarations shall be made, all documents shall be drawn up and all other actions shall be performed which are necessary or appropriate in connection with the transfer of the LANXESS Subgroup.

13.2	LANXESS or companies affiliated with it shall be provided with all business documents attributable to the LANXESS Subgroup according to the terms of the relevant agreements entered into or relating thereto as kept by BAG and the companies affiliated with BAG at the relevant time. LANXESS shall be provided with all documents which are necessary to assert the rights transferred to it. LANXESS shall keep all records and other documents for the period required by law for which commercial records must be preserved, and shall ensure that BAG and companies affiliated with BAG may inspect these business documents and make copies of the same, provided a legitimate interest exists.

13.3	After the Consummation Date, all business documents attributable to the Bayer Subgroup or relating thereto shall remain with BAG and companies affiliated with it. All documents necessary for asserting the rights remaining with the Bayer Subgroup shall also remain with BAG or companies affiliated with it. BAG shall keep all records and other recordings, for the period required by law for which commercial records must be preserved, and shall ensure that LANXESS and companies affiliated with LANXESS may inspect these business documents and make copies of the same, provided a legitimate interest exists.

13.4	Even after expiration of the period required by law for which commercial records must be preserved, destruction of business documents, writings, books and other records by a Contract Party or by companies affiliated with it may only take place after express written consent from the other Contract Party has been obtained.

13.5	The Contract Parties shall mutually assist each other in official proceedings, particularly in tax audits and tax or other legal disputes, which affect the LANXESS Subgroup. The Contract Parties shall especially provide each other with all information and documents necessary or appropriate to satisfy requirements and provide evidence for tax or other authorities or courts, and shall mutually cause their employees to provide reasonable assistance. Pursuant to § 147 of the German Tax Code (Abgabenordnung), LANXESS and BAG shall specifically grant tax authorities the right to inspect relevant tax documents and stored data created with help of a data processing system, and shall enable the use of that data processing system for purposes of auditing these documents and data to the extent that such documents or date relate to time periods before the Economic Effective Date. Cooperation with the tax authorities, in particular to determine the extent of access to the relevant data by the tax authorities, shall be exclusively decided upon in close consultation with the other Contract Party. All rights of representation vis-à-vis courts and authorities shall remain unaffected hereby.

13.6	Each Contract Party shall ensure that the provisions of this § 13 are implemented and complied with according to the terms agreed upon by those companies affiliated with it and taking part in the Measures for Formation of the LANXESS Subgroup.

13.7	The Contract Parties shall agree on reasonable terms for sharing the costs incurred in fulfilling the provisions set out in § 13.

13.8	LANXESS itself or LANXESS through companies affiliated with it at the relevant time shall have the right to continue using generally accessible and existing operations know-how (in particular terms and conditions of sale and delivery, business guidelines, technical work standards, etc.) for purposes of running the LANXESS Subgroup. No consideration shall be paid for this.

IV.
Miscellaneous

§ 14
Assertion of Claims

14.1	Claims under this agreement may only be asserted by BAG or LANXESS. Third parties and companies affiliated with a Contract Party have no rights under this agreement. Each Contract Party may authorize a company with which it is affiliated to assert claims under this agreement and to accept performance of actions in fulfillment of such claim. Claims under this agreement may only be assigned by a Contract Party to a company with which it is affiliated with the consent of the other Contract Party. Any assignment to third parties is prohibited.

14.2	The assertion of a claim under this agreement shall be made in writing to the other Contract Party. Each Contract Party shall authorize a company within its group to conduct negotiations concerning the asserted claim. The company authorized shall be the one closest to the matter and therefore most able to appropriately handle, process and, as the case may be, fulfill the claim asserted.

14.3	Actions in fulfillment of the asserted claim shall be performed for the benefit of the Contract Party which asserted the claim unless it requires that the actions in fulfillment be performed for the benefit of a company affiliated with it. Each Contract Party may use a company affiliated with it to fulfill its obligations under this agreement. The Contract Parties may mutually agree in writing on other methods of fulfillment.

14.4	Each Contract Party’s right to pass on the cost of fulfilling a claim to a company affiliated with it in a way that reflects the proportion of fault remains unaffected.

14.5	Each Contract Party shall ensure that companies affiliated with it shall not assert any claims arising from the agreements entered into for the formation of the LANXESS Subgroup that would contradict the provisions of this agreement.

§ 15
Costs and Taxes

BAG shall bear the cost of concluding this agreement. Each Contract Party shall bear the cost of any taxes which may be payable as a result of entering into this agreement.

§ 16
Geographical Scope of Applicability of this Agreement

Subject to the following provisions, this agreement shall apply to all activities of the LANXESS Subgroup and the Bayer Subgroup world-wide. The provisions contained in this agreement shall not apply to divisions of the LANXESS Subgroup and the Bayer Subgroup which are located or operating in the USA, unless otherwise stipulated hereinafter.

16.1	In calculating the Maximum Liability Amount under § 6.6 and the Maximum Liability Limit under § 8.2, the liability amounts for Environmental Contamination and antitrust violations, attributable, pursuant to the agreements entered into in the USA, to divisions of the LANXESS Subgroup located or operating in the USA, shall be included.

16.2	To the extent that the agreements concluded in the USA for the formation of the LANXESS Subgroup materially differ from the fundamental rules contained in §§ 2, 3, 5, 6 (except for the terms contained in §§ 6.4 and 6.5), 7 (except for the terms contained in §§ 7.3 and 7.4) and 8, the Contract Parties shall ensure that these agreements are amended to correspondingly reflect the fundamental rules of this agreement, unless otherwise mutually agreed. The same applies to the duties to cooperate contained in § 13. The parties agree that for any amendments which may be necessary, particularities of US law shall reasonably be taken into account. The Contract Parties expect that any amendments which may be necessary shall be made by December 31, 2004. If any amendments which may be necessary are not agreed in a legally binding manner by the Consummation Date, any remaining open issues shall be decided in an arbitration proceeding pursuant to § 17.2.

§ 17
Final Provisions

17.1	In this agreement, “companies affiliated with LANXESS” means all companies which are affiliated with LANXESS within the meaning of §§ 15 et seq. of the German Stock Corporation Act (Aktiengesetz) upon consummation of the Spin-Off on the Consummation Date, except where another date is expressly provided for in this agreement. In this agreement, “companies affiliated with BAG” means all companies which are affiliated with BAG within the meaning of §§ 15 et seq. of the German Stock Corporation Act (Aktiengesetz) upon consummation of the Spin-Off on the Consummation Date, except where another date is expressly provided for in this agreement.

17.2	All disputes arising in connection with this agreement or concerning its validity shall be finally settled by arbitration pursuant to the arbitration rules of the Deutsche Institution für

Schiedsgerichtsbarkeit e.V. (DIS) without recourse to the ordinary courts of law. The arbitral tribunal may also finally decide on the validity of this agreement to arbitrate. The place of arbitration shall be Leverkusen. The arbitral tribunal shall consist of three arbitrators.

17.3	The appendices to this agreement are an integral part of this agreement.

17.4	Amendments and additions to this agreement, including a waiver of this provision, must be in writing unless compliance with additional formalities is required.

17.5	Except where expressly provided otherwise in this agreement, claims under this agreement shall be barred after December 31, 2024.

17.6	This agreement shall be governed by the laws of the Federal Republic of Germany.

17.7	Should one or more provisions of this agreement be or become void, invalid or unenforceable in whole or in part, the validity of this agreement and its remaining provisions shall not be affected thereby. The void, invalid or unenforceable provision shall be replaced by a provision which most closely reflects, in terms of form, content, time, measure and area of applicability, the parties’ commercial intent and purpose of the void, invalid or unenforceable provision. The same applies to any omissions in this agreement.